NEWS ANNOUNCEMENT

SYS Contact: Edward M. Lake Chief Financial Officer |858-715-5500 Email: elake@systechnologies.com	Porter, Le Vay & Rose, Inc. Cheryl Schneider, VP - Investor Relations Jeff Myhre, VP - Editorial 212-564-4700

FOR IMMEDIATE RELEASE

SYS TECHNOLOGIES TO TRADE ITS STOCK ON AMERICAN STOCK EXCHANGE

First Day on AMEX Set for January 3, 2005

SAN DIEGO, CA - December 29, 2004 - SYS Technologies, (OTC BB: SYYS), a provider of engineering, management and information technology consulting services and solutions to commercial and U.S. government customers, announced today that its stock will begin trading on the American Stock Exchange effective January 3, 2005 under the ticker symbol SYS.

Cliff Cooke, president and CEO of SYS Technologies, said, "We are very pleased to be able to start 2005 with a listing on the American Stock Exchange.  We believe that our current and future shareholders will benefit from the specialist system in place there, from the heightened profile that the listing gives our stock and from the greater liquidity we expect from trading on the Amex."

The Company was approved for listing on the American Stock Exchange based upon a review by an Exchange Listing Qualifications Panel which authorized approval of the listing pursuant to Section 1203(c) of the American Stock Exchange Company Guide; notwithstanding the fact that the Company does not fully satisfy the Exchange regular initial listing standards with respect to Standard 1, i.e., price per share requirement. The Panel's decision was based upon its determination that the Company satisfies the minimum Alternative Listing Standards and its affirmative finding that mitigating factors warrant listing pursuant to the Alternative Listing Standards.

Specifically, the Panel noted the Company's consistent earnings performance, its strong and conservative management, and the fact that it significantly exceeded certain of the initial listing standards in Sections 101 and 1203 (c) of the AMEX Company Guide (e.g., stockholders equity, operating history, market value of public float, and pre-tax income).  The panel was also impressed with the potential for the Company's business.

About SYS

SYS has provided engineering, technical, financial and management services to commercial and U.S. government customers since 1966.  It currently has several multiple-year management and engineering service contracts with the U.S. Navy and General Services Administration.  The Company is publicly traded (OTC BB: SYYS).  SYS Technologies is headquartered in San Diego at 5050 Murphy Canyon Road, San Diego, California 92123 and has offices in Oxnard, California and Arlington and Chesapeake, Virginia.  For additional information, visit the SYS Technologies web site at http://www.systechnologies.com.

This press release includes "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this press release regarding the Company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements.  Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.  Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public market and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company including risks that are disclosed in the Company's Securities and Exchange Commission filings.

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